Exhibit 99.1

Bruker Corporation and PhenomeX Inc. Announce Definitive Agreement for

Bruker to Acquire PhenomeX in All-Cash Transaction

Acquisition initiates Bruker’s entry into functional single-cell biology research solutions

BILLERICA, Massachusetts and EMERYVILLE, California, August 17, 2023 — Bruker Corporation (Nasdaq: BRKR) and PhenomeX Inc. (Nasdaq: CELL) today announced that they have signed a definitive agreement for Bruker to acquire PhenomeX for $1.00 per share in an all-cash transaction. The proposed acquisition values PhenomeX at a total equity value of approximately $108 million. PhenomeX is a functional cell biology company that provides single-cell biology research tools to deliver deep insights into cellular function and new perspectives on phenomes and genotype-to-phenotype linkages.

PhenomeX was formed in early 2023 through the combination of Berkeley Lights and IsoPlexis, and PhenomeX currently has an installed base of more than 400 instruments. PhenomeX provides single-cell biology workflows with instruments, software and molecular biology reagents. The PhenomeX products include the key Beacon® Optofluidic platform, as well as the IsoLight® and IsoSpark® proteomics barcoding platform. The Beacon Optofluidic system enables researchers to accelerate biologics product development by functional characterization of tens of thousands of single cells in parallel, while maintaining the cells in a healthy state for further genomic and proteomic profiling, connecting phenotype with genotype and other multiomic information. The Protein Barcoding Suite includes the IsoLight® and IsoSpark® instruments, which automate multiplexed measurements of the extracellular proteome and of the intracellular proteome of single cells for translational research.

Dr. Mark R. Munch, President of the Bruker NANO Group, commented: “The unique single-cell analysis platforms of PhenomeX are enabling researchers to more rapidly and precisely unlock new insights in functional cell biology research leading to important discoveries across the large and rapidly growing markets of antibody therapeutics, cell line development, cell therapy and gene therapy. This acquisition will mark Bruker’s entry into single-cell biology research tools, which complements Bruker’s emerging spatial biology business—in support of our transformational Project Accelerate 2.0 strategy.”

“This is an important next step for PhenomeX as we bring together two companies passionate about innovating for our customers to support human health,” said Siddhartha Kadia, PhD, Chief Executive Officer and Director of PhenomeX. “By joining forces with Bruker, a respected and innovative global leader in life science research tools, we will not only enhance PhenomeX’s differentiated, high-value technologies but also our customers’ abilities to discover novel antibodies and accelerate development and manufacturing of cell and gene therapies. I am very proud of the PhenomeX team, and excited to work with our new colleagues at Bruker as we enter our next phase of growth.”

For Bruker, Perella Weinberg Partners acted as financial advisor and Morgan Lewis as legal advisor. For PhenomeX, William Blair & Company, L.L.C. acted as financial advisor and Freshfields Bruckhaus Deringer LLP as legal advisor.

Terms of the Agreement

Bruker will commence a tender offer to acquire all outstanding shares of PhenomeX for a purchase price of $1.00 per share in cash, for a total equity value of approximately $108 million. The transaction is not subject to any financing conditions and is expected to close in the fourth quarter of 2023, subject to customary closing conditions. After the tender offer closes, PhenomeX will merge into a wholly owned subsidiary of Bruker, and any shares of PhenomeX that were not tendered in the tender offer will be converted into the right to receive the same per-share consideration as paid in the tender offer.

About PhenomeX

PhenomeX is empowering scientists to leverage the full potential of each cell and drive the next era of functional cell biology that will advance human health. We enable scientists to reveal the most complete insights on cell function and obtain a full view of the behavior of each cell. Our unique suite of proven high-throughput tools and services offer unparalleled resolution and speed, accelerating the insights that are key to advancing discoveries that can profoundly improve the prevention and treatment of disease. Our award-winning platforms are used by researchers across the globe, including those at the top 15 global pharmaceutical companies and approximately 85% of leading U.S. comprehensive cancer centers.

About Bruker

Bruker is enabling scientists to make breakthrough discoveries and develop new applications that improve the quality of human life. Bruker’s high performance scientific instruments and high value analytical and diagnostic solutions enable scientists to explore life and materials at molecular, cellular, and microscopic levels. In close cooperation with our customers, Bruker is enabling innovation, improved productivity, and customer success in life-science molecular and cell biology research, in applied and pharma applications, in microscopy and nanoanalysis, as well as in industrial research, semiconductor metrology and cleantech applications. Bruker offers differentiated, high-value life science and diagnostics systems and solutions in preclinical imaging, clinical phenomics research, proteomics and multiomics, spatial and single-cell biology, functional structural and condensate biology, as well as in clinical microbiology and molecular diagnostics. For more information, please visit: www.bruker.com.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” regarding the potential acquisition of PhenomeX.

All statements, other than statements of historical facts, including statements concerning Bruker’s and PhenomeX’s plans, objectives, goals, beliefs, strategy and strategic objectives, future events, business conditions, results of operations, financial position, business outlook, business trends and other information, may be forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “potential” “predict,” “project,” “seek,” “should,” “strategy,” “target,” or “will” or the negatives of these terms or variations of them or similar terminology.

Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the proposed transaction will not be satisfied; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement entered into in accordance with the proposed transaction; uncertainty as to the percentage of PhenomeX stockholders that will support the proposed transaction and tender their shares in the offer; the risk of stockholder litigation relating to the proposed transaction, including resulting expense or delay; the possibility that the proposed transaction will not be completed in the expected timeframe or at all; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of PhenomeX’s common stock; and the risk that the proposed transaction and its announcement could have an adverse effect on the ability of PhenomeX to retain and hire key personnel and to maintain relationships with customers, vendors, employees, stockholders and other business partners and on its operating results and business generally.

For further discussion of these and other risks and uncertainties, see Bruker’s and PhenomeX’s most recent Form 10-K and Form 10-Q filings with the SEC. Except as required by law, neither Bruker nor PhenomeX undertakes any duty to update forward-looking statements to reflect events after the date of this press release.

Additional Information about the Acquisition and Where to Find It

The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Bruker and its acquisition subsidiary will file a tender offer statement on Schedule TO with the SEC, and PhenomeX will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC.

Investors and PhenomeX security holders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) that will be filed by Bruker and its acquisition subsidiary with the SEC and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by PhenomeX with the SEC, in their entirety when they become available, because they will contain important information, including the terms and conditions of the offer.

Once filed, these documents will be available at no charge on the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. In addition, a copy of the tender offer statement and other related documents filed with or furnished to the SEC by Bruker or its acquisition subsidiary may be obtained free of charge on Bruker’s website at ir.bruker.com, and a copy of the solicitation/recommendation statement and other related documents filed with or furnished to the SEC may be obtained free of charge on PhenomeX’s website at investors.phenomex.com.

Investor Contact:

Justin Ward

Sr. Director, Investor Relations & Corporate Development

Bruker Corporation

T: +1 (978) 313-5800

E: Investor.Relations@bruker.com

PhenomeX Investor Contact:

IR@phenomex.com

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